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                                         EXHIBIT 11-STATEMENT RE: COMPUTATION OF
                                                   PER SHARE EARNINGS


                                                       For The Three Months Ended
                                                               March 31,
                                                ---------------------------------------
                                                   1995                        1994
Net Income                                      $ 9,559,762                $ 12,350,331

Net Income per Share                                  $0.29                       $0.36

Weighted Number of Common Shares Outstanding     33,069,306                  34,434,190



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